To the Trustees and Shareholders of
  Asia House Funds:

In planning and performing our audits of the financial
House Funds (comprising, respectively, Far East Growth
ASEAN Growth Fund) for the year ended December 31, 199 we have issued our report dated February 1, 1996), we internal control structure, including procedures for s securities, in order to determine our auditing procedu of expressing our opinion on the financial statements the requirements of Form N-SAR, not to provide assuran internal control structure.

The management of Asia House Funds is responsible for and maintaining an internal control structure. In ful responsibility, estimates and judgments by management assess the expected benefits and related costs of inte structure policies and procedures. Two of the objecti control structure are to provide management with reaso absolute, assurance that assets are safeguarded agains unauthorized use or disposition and that transactions accordance with management's authorization and recorde permit preparation of financial statements in conformi accepted accounting principles.

Because of inherent limitations in any internal contro irregularities may occur and not be detected. Also, p evaluation of the structure to future periods is subje may become inadequate because of changes in conditions effectiveness of the design and operation may deterior
Our consideration of the internal control structure wo disclose all matters in the internal control structure weaknesses under standards established by the American
Certified Public Accountants. A material weakness is the design or operation of the specific internal contr does not reduce to a relatively low level the risk tha irregularities in amounts that would be material in re statements being audited may occur and not be detected period by employees in the normal course of performing functions. However, we noted no matters involving the structure, including procedures for safeguarding secur consider to be material weaknesses as defined above as 31, 1995.

This report is intended solely for the information and and the Securities and Exchange Commission.

February 1, 1996

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